UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 3, 2012

Smartmetric, Inc.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-54853 (Commission File Number)	05-0543557 (I.R.S. Employer Identification No.)

101 Convention Center Drive Las Vegas, NV 89109 (Address of principal executive offices) (zip code)

(305) 495-7190 (Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On August 29, 2011, Smartmetric, Inc. (the “Company”) the Company filed a complaint in the United States District Court, Central District of California (the “Court”), Case No. 2: 11-cv-07126-MWF-FMO, against Mastercard International, Inc. (“MasterCard”) and Visa, Inc. (“Visa” and collectively with Mastercard, the “Defendants”) alleging patent infringement on the Company’s patent, U.S. Patent 6,792,464 (the “ ‘464 Patent”).  The Company is seeking the following relief from MasterCard and Visa:

1.	For an order pursuant to 35 U.S.C. section 271 declaring that both MasterCard and Visa have infringed one or more claims of the ‘464 Patent;
2.	A preliminary and permanent injunction against both MasterCard and Visa prohibiting each of them from further infringement of the ‘464 Patent;
3.	An award of actual damages the Company has suffered by reason of the infringement charged in the complaint in an amount not less than a reasonable royalty on both MasterCard’s and Visa’s infringement of the ‘464 Patent:
4.	An award to the Company of its costs; and
5.	Such other relief as the Court may deem just and proper.

On December 3, 2012, the Court (i) vacated the hearing set for December 5, 2012, (ii) denied without prejudice Defendants’ motion for entry of a proposed protective order against the Company in connection with discovery since the Defendants failed to establish good cause and specify the significant harm they will suffer to their competitive and financial position if the requested protective order is not entered and (iii) set forth standards that the parties should take into consideration in the event they decide to submit another protective order. The parties had agreed upon all but one provision of the proposed protective order, which provision related to whether the Company’s chief executive officer should have access to Defendants’ confidential information.

The foregoing information is a summary of the order described above, is not complete, and is qualified in its entirety by reference to the full text of such order, a copy of which is attached as an exhibit to this Current Report on Form 8-K.  Readers should review such order for a complete understanding of the decision made by the Court.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

	99.1	Order Denying Defandants’ Proposed Protective Order, filed December 3, 2012 in the United States District Court, Central District of California.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 5, 2012	SMARTMETRIC, INC.

By: /s/ C Hendrick
Name: C Hendrick
Title: Chief Executive Officer